Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre Effective Registration Statement on Form N-14 (the “Registration Statement”), to be filed on or about February 1, 2012, of Lord Abbett Securities Trust (the “Trust”), of our report dated December 21, 2011, relating to the financial statements and financial highlights of Lord Abbett Large Cap Value Fund and Lord Abbett Fundamental Equity Fund for the year ended October 31, 2011, appearing in the Annual Report on Form N-CSR of the Trust.

We also consent to the references to us in the Statement of Additional Information and under the heading “Representations and Warranties” (paragraph 4.2(h)) in the Form of Plan of Reorganization included in Exhibit A of the Combined Prospectus/Proxy Statement, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
February 1, 2012